Attachment to Forum Funds Services Agreement

List of Funds

Effective July 29, 2016

FUND NAMES	CLASS NAMES
Absolute Capital Opportunities Fund	Institutional Shares
Absolute Credit Opportunities Fund	Institutional Shares
Absolute Strategies Fund	Institutional Shares and R Shares
Adalta International Fund
Auxier Focus Fund	Investor Shares, A Shares, Institutional Shares
Beck, Mack & Oliver International Fund
Beck, Mack & Oliver Partners Fund
DF Dent Midcap Growth Fund
DF Dent Premier Growth Fund
DF Dent Small Cap Growth Fund
Exceed Defined Enhancement Index Fund	Investor Shares, Institutional Shares
Exceed Defined Hedge Index Fund	Investor Shares, Institutional Shares
Exceed Defined Shield Index Fund	Investor Shares, Institutional Shares
Lebenthal Lisanti Small Cap Growth Fund
LMCG Global Market Neutral Fund	Investor Shares, Institutional Shares
LMCG Global MultiCap Fund	Investor Shares, Institutional Shares
LMCG International Small Cap Fund	Investor Shares, Institutional Shares
MAI Managed Volatility Fund	Investor Shares, Institutional Shares
Merk Absolute Return Currency Fund	Investor Shares, Institutional Shares
Merk Hard Currency Fund	Investor Shares, Institutional Shares
Monongahela All Cap Value Fund
Payson Total Return Fund
Polaris Global Value Fund
Steinberg Select Fund	Investor Shares, Institutional Shares